Exhibit 10.28(3)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 28, 2014 between Pulse Electronics Corporation (the “Company”), and Mark Twaalfhoven (“Executive”).
WHEREAS, the Company desires to enter into this Agreement with Executive pursuant to which the Company will employ Executive as its Chief Executive Officer on the terms set forth in this Agreement, and Executive is willing to serve the Company in such capacity for the period and upon such other terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Term. The term of Executive’s employment under this Agreement shall commence on December 1, 2014 (the “Effective Date”), and shall continue until the third anniversary of the Effective Date ("Initial Term"); provided that, this Agreement will automatically renew for successive additional terms of one (1) year, unless notice of nonrenewal is given in writing by either party hereto to the other party at least ninety (90) days prior to the expiration of the Initial Term and any successive renewal term; provided, further, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.” Executive agrees and acknowledges that the Company has no obligation to extend the Term or to continue Executive’s employment following the expiration of the Term and should the parties mutually agree to continue Executive’s employment following the Expiration Date notwithstanding the expiration or termination of this Agreement without entering into a new written employment agreement, Executive’s employment with the Company shall be “at will” such that either party may terminate Executive’s employment at any time, with or without reason and with or without notice. For purposes of this Agreement, any defined terms, as used herein, shall have the definitions set forth on Exhibit A.

2.Duties and Responsibilities. (a) During the Term, Executive agrees to be employed by and, subject to Section 2(b), devote all of Executive’s business time and attention to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. Executive shall render Executive’s services hereunder as Chief Executive Officer of the Company with such duties and responsibilities commensurate with his title and position as directed from time to time by the Board of Directors of the Company (the “Board”). Executive will report directly to the Board and John Major shall initially serve as Chairman of the Board. At the beginning of the Term, the Board shall appoint Executive to serve as a member of the Board and from time to time, Executive may be designated to such other offices within the Company or any Subsidiary or Affiliate. Executive acknowledges and agrees that he shall not be entitled to any additional compensation for his service on the Board or any other offices within the Company or any Subsidiary or Affiliate.

(b)During the Term, Executive shall perform his services in various office locations as requested by the Board, including the Company’s headquarters in San Diego as well as various manufacturing facilities in Asia. Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel extensively on business to the extent necessary to fully perform Executive’s duties and responsibilities hereunder.

(c)During the Term, Executive shall use Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder; provided, however, that Executive may manage Executive’s personal investments and affairs, and participate in philanthropic activities, in each case to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement and are not in conflict with the business interests of the Company or otherwise compete with the Company. The Company hereby consents to the activities listed in Exhibit D. For the avoidance of doubt, during the Term, Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates, or be a member of the board of directors of any Person, in any case without the consent of the Board. Executive shall at all times comply with and abide by all terms and conditions set forth in this Agreement, all applicable work/employment policies of the Company, including the Company’s Statement of Principles Policy and any recoupment policy, as in effect from time to time, procedures and rules as may be issued by Company from time to time, and shall comply with all federal, state and local statutes, regulations and public ordinances applicable to the performance of his duties hereunder.

3.Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an annual base salary (“Base Salary”) at an initial rate of $300,000 USD, payable in accordance with the Company’s applicable payroll practices. Base Salary shall be reviewed by the Board annually for increases.

(b)Annual Bonus. During the Term, subject to Sections 4(b) and 4(c), for each fiscal year commencing with fiscal year 2015, Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”), with a target bonus equal to 150% of Base Salary (the “Target Bonus”) and a maximum Annual Bonus opportunity equal to 300% of Base Salary. The actual Annual Bonus payable to Executive shall range from 0-300% of Base Salary, based on performance against specified objective (including, without limitation, EBITDA, revenue, gross margin, SG&A as a percentage of revenue and performance and other strategic initiatives) performance criteria established by the Board after consultation and negotiation in good faith with Executive prior to or as soon as practicable following each such fiscal year. The performance criteria for fiscal year 2015 are set forth on Exhibit B. Notwithstanding the foregoing, Executive shall be entitled to receive a minimum Annual Bonus in respect of fiscal year 2015 equal to $450,000 USD , subject to upward adjustment up to 300% of Base Salary based on performance against the performance criteria in Exhibit B (provided that the amount in excess of $450,000 is not guaranteed). Any Annual Bonus that Executive shall actually become entitled to receive hereunder for any fiscal year will be payable by the Company in the following fiscal year after results have been determined for the fiscal year to which the Annual Bonus, if any, relates, provided that Executive remains employed with the Company through the applicable payment date, or in accordance with Section 4; provided, however, that Executive shall be eligible to receive a Pro-Rata Bonus (as defined below) for the fiscal year in which the last day of the Initial Term or any successive renewal Term, as applicable, occurs if Executive remains employed with the Company on the last day such Term. For the avoidance of doubt, the determination of whether to award an Annual Bonus to Executive and the amount of such Annual Bonus, if any, shall be in the sole discretion of the Board (except with respect to the $450,000 guaranteed bonus for 2015). Notwithstanding the above, upon termination in accordance with Section 1 at the end of a Initial Term or successive renewal term, Executive shall be entitled to payment of the Annual Bonus based on his performance against objectives paid pro-rata for the last year of active employment, payable by the Company at such time and in such manner that annual bonuses are paid to other senior executives of the Company.

(c)Equity Incentive. Within 120 days following the Effective Date, the Executive shall be granted an equity incentive, in the form of stock options and restricted stock units in accordance with the terms set forth in Exhibit E and such other terms described in the applicable equity plan and award agreement.

(d)Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs (including without limitation, 401(k) plan but excluding, however, the Technitrol, Inc. Retirement Plan, the Pulse Electronics Corporation Incentive Compensation Plan and the Pulse Electronics Executive Severance Policy), commensurate with Executive’s position and international travel, that are provided by the Company, from time to time for its senior executives generally, subject to the terms and conditions of such plans. The Executive will be permitted to retain his current health insurance as set forth in Exhibit D during the Term, for which the Company will reimburse Executive his costs not to exceed $14,000 annually.

(e)Business Expense Reimbursements. During the Term, the Company shall promptly, and no later than thirty (30) days after submission of an expense reimbursement request in the form required by the Company, reimburse Executive for Executive’s reasonable and necessary business and travel expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred). The Company will also reimburse Executive for his annual membership fees with the American Chamber of Commerce (“AmCham”) at various locations worldwide provided that such cost shall not exceed $4,000 annually.

(f)Housing Reimbursements. The Company will also reimburse Executive for all of the normal, customary, and documented housing expenses Executive incurs in connection with his living and travel necessary to properly manage the Company in the various Company locations; provided that, in no event shall the amounts payable by the Company under this Section 3(f) exceed $60,000 per full year.

(g)Vacation. During the Term, Executive shall be entitled to four (4) weeks of paid vacation per full calendar year; provided that all vacation shall be taken at such times as may be mutually agreed by Executive and the Company.

(h)D&O. As of the Effective Date, the Company will obtain directors and officers liability insurance coverage which shall apply to Executive with a reputable insurance company in an amount no less than customarily obtained by comparable companies and will continue to pay the premiums on, and continue in effect, such coverage during the Term.

4.Termination of Employment. (a) Except as otherwise provided below, either party may terminate Executive’s employment at any time and for any reason upon at least 30 days advance written notice to the other party; provided that the Company is entitled to terminate Executive’s employment immediately and provide Executive with thirty (30) day’s base salary in lieu of providing any advance notice. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)Except as otherwise set forth in this Section 4, following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and vacation time and for payment of any unreimbursed expenses under Section 3(e), (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable law (collectively, the “Accrued Obligations”). The payments referred to in this Section 4(b) shall be paid as soon as practicable, and in all events in accordance with applicable law or no later than 30 days following termination of employment. In addition, if Executive’s employment is terminated as result of his death or Disability, he (or his estate, as applicable) shall be entitled to receive, in addition to the Accrued Obligations, payment of the prior year’s Annual Bonus to the extent unpaid and a pro-rata Annual Bonus for the year in which termination of employment occurs, equal to the Annual Bonus that would otherwise be payable to Executive (based on actual performance for the year and assuming for such purpose that Executive had remained employed through the payment date for such Annual Bonus in the following year) multiplied by a fraction, the numerator of which equals the number of days in the year of termination of employment through the date of termination of employment, and the denominator of which is 365 (the “Pro-Rata Bonus”). The prior year’s Annual Bonus and the Pro-Rata Bonus shall be payable at such time and in such manner that annual bonuses are paid to other senior executives of the Company.

(c)If, prior to the then-scheduled Term, Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, Executive shall be entitled to (A) severance pay in an aggregate amount equal to 1.5 times the sum of (x) the Executive’s Base Salary and (y) the Target Bonus (the “Severance Amount”), payable during the eighteen-month period immediately following such termination in substantially equal installments consistent with the Company’s payroll practices; (B) payment of the prior year’s Annual Bonus to the extent unpaid and the Pro-Rata Bonus, in each case, payable by the Company at such time and in such manner that annual bonuses are paid to other senior executives of the Company, and (C) accelerated vesting of Executive’s outstanding equity awards that would have otherwise vested as of the end of the calendar year of termination had Executive’s employment not been terminated and any outstanding stock options shall remain exercisable for a period of two years following termination (the terms of such outstanding equity awards shall otherwise be governed by the applicable equity plan and award agreement). In addition, the Executive shall receive the Accrued Obligations. Executive expressly acknowledges that any severance payments under this Section 4(c) are in lieu of any other payments or benefits that Executive may otherwise be eligible to receive under any Company plan, policy or program providing for severance, separation pay or salary continuation payments or benefits, including but not limited to the Pulse Electronics Corporation Executive Severance Policy. Except for Accrued Obligations, any severance payments and benefits under Section 4(c) shall be (x) conditioned upon Executive having provided to the Company, within fifty-three (53) days of his termination of employment, an irrevocable waiver and general release of claims in favor of the Company, their respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in a form prepared by the Company, that has become effective in accordance with its terms, and (y) subject to Executive’s continued compliance with the terms of this Agreement, including but not limited to the restrictions set forth on Exhibit C.

(d)Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, Executive shall automatically resign, as of the date of such termination of employment, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) and from any other position or offices he holds with the Company or any of its Affiliates and shall take all actions necessary to effectuate the foregoing.

(e)The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.

5.Representations of Executive; Advice of Counsel. Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder and no event has occurred that has or could reasonably be expected to prevent him from performing such obligations, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iii) the Executive is lawfully permitted to work in the United States on and after the Effective Date, and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject. In addition, the Executive, warrants and covenants that he will not be a participant in the Company Executive Severance Policy. In addition, Executive represents and agrees that he will be bound by the restrictions set forth on Exhibit C and such restrictions are incorporated herein by reference. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

6.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any related appeal), and any investigation and/or defense of any claims asserted against any Released Parties, which relates to events occurring during Executive’s employment with the Company, its Subsidiaries and Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

7.Withholding; Taxes. The Company (or its Affiliates, as applicable) may deduct or withhold from any amounts payable under this Agreement or in connection with any other compensation granted to the Executive any taxes, fees, levies, duties or similar amounts as are required to be deducted, withheld and/or paid pursuant to any applicable law, regulation or other practice of any governmental or taxing authority, and such amounts shall be treated as paid to the Executive for all purposes.

8.Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive and any assignment in violation of this Agreement shall be void. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder). Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.

9.Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

10.Consent to Jurisdiction; Waiver of Jury Trial. (a) Except with respect to the enforcement of the covenants contained in Exhibit C and as otherwise specifically provided herein, Executive and the Company each hereby agree that any and all disputes, controversies, or claims of either Party against the other (hereinafter “disputes”) arising out of or related to this Agreement, either directly or indirectly, including, but not limited to, disputes over the interpretation, application or alleged violation of this Agreement, and any and all disputes arising out of or related to, either directly or indirectly, the employment relationship between Executive and the Company, shall be submitted for adjudication exclusively to arbitration before the Judicial Arbitration and Mediation Services (“JAMS”), located in Wilmington Delaware. In agreeing to arbitration of any and all disputes, the parties knowingly and voluntarily waive and relinquish their rights to have such disputes decided through law suits, in a court of law with a judge and jury and, instead, shall have them decided by an arbitrator under the rules and regulations of JAMS. In such arbitration each party shall pay its own attorney's fees and other costs, unless subject to an applicable prevailing party statute that shifts attorneys' fees or costs to a prevailing party. Each party will pay for half the costs for the arbitrator. Any decision of the arbitrator resolving such dispute shall be final and binding upon the parties. The arbitrator shall not be permitted to award punitive damages. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 10(a); provided, however, that nothing herein shall preclude the Company or Executive from bringing any suit, action or proceeding in any court of competent jurisdiction for the purposes of enforcing the provisions of this Section 10 or Exhibit C or any judgment obtained by the Company, or to seek injunctive or other equitable relief.

(b)Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10(b). Unless subject to an applicable prevailing party statute that shifts attorneys' fees or costs to a prevailing party, each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to Exhibit C of this Agreement.

11.Amendment; No Waiver; 409A. (a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b)For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.   The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A. Any payments described in this Agreement that are due within the “short-term deferral period” or that constitute payment under a qualifying “separation pay plan due to involuntary separation from service” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made under Section 4(c) are designated as separate payments for purposes of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties. To the extent that any reimbursements pursuant to Sections 3(e) or 6 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable consistent with Company practice following Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Sections 3(e) or 6 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

12.Legal Fees. The Company shall reimburse Executive his reasonable legal fees and expenses incurred by him in connection with the negotiation and documentation of this Agreement up to a maximum of $17,500, upon presentation of appropriate documentation that does not require any waiver of the attorney-client privilege, but not later than sixty (60) days after such presentation.

13.Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.Entire Agreement. This Agreement together with all exhibits hereto constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter, including but not limited to the term sheet dated on or around November 19, 2014. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

15.Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

16.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, e-mail (return receipt), or sent by postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service or email return receipt requested) to the Executive at his last known address with a copy to the address set forth below or to the Company at its then current headquarters addressed attention Chairman of the Board with a copy to the Chief Financial Officer of the Company

Notice to Executive: [______________]

17.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

PULSE ELECTRONICS CORPORATION

By: /s/ Michael Bond
Name: Michael Bond
Title: Chief Financial Officer

/s/ Mark Twaalfhoven
Mark Twaalfhoven

Exhibit A
Definitions
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.
“Cause” means: (A) any act by Executive constituting fraud, dishonesty, embezzlement, theft or misappropriation, (B) any material breach by Executive of any applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, or financial regulation of the Company’s business (including in any administrative proceeding under which Executive has agreed to a penalty without admitting liability); (C) attendance at work in a state of intoxication or impairment as a result of use of alcohol or any prohibited drug or substance or Executive’s use of alcohol or drugs that interferes with the performance of Executive’s duties hereunder; (D) a material breach of any common law or statutory fiduciary duty or any breach of the duty of loyalty or breach of the duty of care to the Company; (E) Executive being convicted of, or pleading guilty or nolo contendere to, any felony or crime of moral turpitude; (F) intentional improper conduct prejudicial to the business of the Company, the occurrence of gross negligence or willful misconduct of Executive, or any willful breach by Executive of any provision of this Agreement (including but not limited to Section 5 of the Agreement and the restrictions set forth on Exhibit C) or of written policy of the Company (other than any such breach resulting from incapacity due to Disability (as defined below); or (G) any action (including actions taken prior to the Effective Date) that could reasonably be expected to result in material disrepute for the Company or any of its Affiliates. A termination for Cause by the Company of any of the events described in clauses (C), (D), (F), or (G) shall only be effective on 15 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Board determines that the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately. Notwithstanding the forgoing, the Board may suspend Executive with full pay and benefits while it conducts an inquiry of whether grounds for Cause exist (and such suspension shall not constitute Good Reason).
“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Disability” shall mean Executive’s inability by reason of mental or physical incapacity, illness or disability to substantially perform his duties hereunder for a period of either 90 consecutive days or an aggregate of 180 days in any 12 month period, as determined by the Board (excluding Executive) in good faith.
“Good Reason” shall mean: (A) a material reduction by the Company in Executive's Base Salary, except for any reductions applicable to all senior executives of the Company; (B) the material and willful breach by the Company of any provision of this Agreement; provided, however, that the Company shall have a 15-day period to cure any of such events or occurrences. For the avoidance of doubt, Good Reason shall not include failure by the shareholders of the Company to elect Executive as a director of the Company after having been nominated by the Board or, if appointed to such position, removal from the Board or expiration of the Term in accordance with Section 1. Executive shall provide the Board with written notice of any circumstance (describing it with reasonable particularity) he believes constitutes Good Reason within thirty (30) days after the occurrence of such circumstance, or, if later, within thirty (30) days after Executive in the exercise of ordinary care shall first become aware of any such circumstances and shall provide the Company with written notice of his intent to terminate his employment for Good Reason within fifteen (15) days following the Company’s failure to cure the event or circumstance giving rise to Good Reason.
“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.
“Subsidiary” means, with respect to the Company, any Person that is Controlled by the Company.

Exhibit B
2015 Performance Criteria
25% of bonus will be based on achieving revenue target for 2015 to be determined by the Board in consultation with Mark after the Company's 2014 revenue level is determined. Revenue level shall be agreed to as soon as reasonably practicable in consultation with the Executive, but in any event within 120 days after December 1, 2014. Performance measured as follows:

100% of revenue target - 100% performance
102% of revenue target - 125% performance
103% of revenue target - 150% performance
105% of revenue target - 200% performance

- 25% of bonus will be based on achievement of an EBITDA target for 2015 to be determined by the Board in consultation with Mark after he has been employed by the Company for 30 days and can take a view on the 2015 business plan. Performance measured as follows:

100% of EBITDA target - 100% performance
105% of EBITDA target - 125% performance
110% of EBITDA target - 150% performance
120% of EBITDA target - 200% performance

- 25% of bonus will be based on achievement of an EBITDA margin of +150 basis points over 2014 (to be reviewed once 2015 plan is finalized as given "Thrive" initiatives this goal may be too low)

50 bps above EBITDA Margin target - 125% performance
100 bps above EBITDA Margin target - 150% performance
200 bps above EBITDA Margin target - 200% performance

- 25% of the target will be based on execution against strategic goals, such goals to be determined by the Board from Executive’s Road to Profit’s e-mail dated 18 September 2014, and in consultation with Executive as soon as reasonably practicable, but in any event within 120 days after December 1, 2014

For illustration purposes only, if the Company delivers 105% of target revenue, the bonus for that portion of the total would be determined as follows: Target bonus of ($450,000 x 25%) = ($112,500 x 200% revenue performance target) = $225,000 revenue performance. If Executive achieved 100% of target performance on all other bonus metrics, aggregate bonus will equal ($450,000 x 75%) = ($337,500 x 100% performance target) = ($337,500 + $225,000 revenue performance) = $562,500

Exhibit C
Restrictive Covenants
The defined terms in this Exhibit C shall have the same meanings as set forth in the attached Employment Agreement.

1.Acknowledgments. (a) Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its Subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)Executive acknowledges (i) that the business of the Company, its Subsidiaries and Affiliates is international in scope and without geographical limitation within the United States and North America, Europe and Asia and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its Subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States and North America, Europe and Asia.

(c)Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 2, 3, 4, 5, and 6 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

2.Noncompetition and Nonsolicitation. (a) Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)while an employee of the Company and during the eighteen (18) month period following termination of employment (the “Restriction Period”), (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its Subsidiaries or Affiliates engage in, that competes directly or indirectly with the Company, or any of its Subsidiaries or Affiliates (“Competitive Activities”) or (B) assist any Person in any way to do, or attempt to do, anything prohibited by Section 2(a)(i)(A) above; or

(ii)while an employee of the Company and during the Restriction Period, (A) solicit or attempt to solicit any customer, client, supplier, licensee, licensor or other business relation (or any actively sought prospective customer, client, supplier, licensee, licensor or other business relation) of the Company or any of its Subsidiaries or Affiliates, to purchase any goods or services manufactured, sold or provided by the Company or any of its Subsidiaries, or its Affiliates from anyone other than the Company or any of its Subsidiaries or such Affiliates; or (B) assist any Person in any way to do, or attempt to do, anything prohibited by Section 2(a)(ii)(A) above; or

(iii)while an employee of the Company and during the Restriction Period, knowingly perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company or any of its Subsidiaries or Affiliates, including (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or any of its Subsidiaries or Affiliates or Persons who have worked for the Company or any of its Subsidiaries or Affiliates during the 6-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (B) soliciting or encouraging (or attempting to solicit or encourage) any employee of the Company or any of its Subsidiaries or Affiliates to leave the employment of the Company or any of its Subsidiaries or Affiliates; (C) intentionally interfering with the relationship of the Company or any of its Subsidiaries or Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company or any of its Subsidiaries or Affiliates; or (D) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 2(a)(iii)(A), (B) or (C) above.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 6(a) solely to the extent permitted by law.
(b)The provisions of Section 2(a) shall not be deemed breached as a result of Executive’s passive ownership of less than an aggregate of 5% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange.

(c)If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Notwithstanding the fact that any provision of this Section 2 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

3.Nondisclosure of Confidential Information. (a) Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company and its Subsidiaries and Affiliates is the property of the Company or its Subsidiaries and Affiliates, as applicable. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its Subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its Subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its Subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its Subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company each agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its Subsidiaries and Affiliates, except that Executive and the Company each may disclose information concerning such dispute to the court or arbitrator that is considering such dispute, Executive's immediate family and spouse if any, to their respective financial advisers or legal counsel (provided that such individuals agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute), and to any Governmental Entity to the extent required by law.

(c)Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

4.Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its Subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its Subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its Subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its Subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

5.Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive’s services for the Company or its Subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company.

(c)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.Nondisparagement. Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company, its Subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding in such testimony is compelled or requested (or otherwise complying with legal requirements).

7.Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

8.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 2, 3, 4, 5 or 6 would cause irreparable damage to the Company and its Subsidiaries and Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 2, 3, 4, 5 or 6 in addition to any other legal or equitable remedies they may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

9.Governing Law. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

10.Consent to Jurisdiction; Waiver of Jury Trial. Any and all suits, actions or proceedings arising out of or related to, either directly or indirectly, the restrictions in this Exhibit C (each a Proceeding), shall be submitted for adjudication exclusively to any federal or state court in the State of Delaware and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in any such court and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees to waive any right to trial by jury in respect of any such Proceeding. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party if delivered by hand or sent by email (return receipt requested) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or by email return receipt requested, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the Executive at his last known address (with a copy to his address set forth in this Agreement) or to the Company at its then current headquarters. Notices delivered by email return receipt requested shall have the same legal effect as if such notice had been delivered in person and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. With respect to any notice that is sent by email, solely as a courtesy to the Parties, the Parties shall also mail a copy of such notice to the Executive or the Company, as applicable and such courtesy copy shall be mailed within three business days after the date of such email.